UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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 ☐ Preliminary Proxy Statement
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Nicor Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NICOR INC.
PROXY STATEMENT SUPPLEMENT

March 18, 2005

Dear Stockholder,

          We are providing this supplement to the Proxy Statement to inform you of additional information that has become available since we filed the Proxy Statement, dated March 14, 2005, with the Securities and Exchange Commission on March 11, 2005.  Because we mailed the proxy statement to our stockholders on or about March 16, 2005 via third class mail and this supplement is being mailed to you via first class mail as of today, it is possible that you will receive this supplement before you receive the proxy statement.

          Thomas L. Fisher, the Chairman of the Board and Chief Executive Officer of the Company provided a written notice to the Company’s human resources department on February 21, 2005, indicating his intent to retire from the Company on April 1, 2005.  On March 17, 2005 the Board of Directors accepted Mr. Fisher’s retirement as Chief Executive Officer of the Company, effective immediately, and his retirement as an officer of the Company effective April 1, 2005.  The Board of Directors elected Mr. Fisher non-executive Chairman of the Board effective April 1, 2005.  In connection with Mr. Fisher’s retirement as Chief Executive Officer on March 17, 2005, the Board of Directors elected Russ M. Strobel as Chief Executive Officer of the Company in addition to Mr. Strobel’s role as President of the Company and Chief Executive Officer and President of Nicor Gas Company, a subsidiary of the Company.

          In his role as non-executive Chairman of the Board, Mr. Fisher will receive monthly payments of $30,000 and reimbursement of business expenses.  Upon his retirement on April 1, 2005, he will receive benefits applicable to his service period with the Company.  Mr. Fisher is eligible to receive benefits under the Company’s retirement plans as described in the Company’s public filings including the Proxy Statement filed by the Company on March 11, 2005.  Any retirement plan benefits in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Company’s Supplemental Retirement Plan.  Under the Nicor Annual Bonus Plan he is eligible to receive an award based on the time that he serves in 2005 as a full time employee of the Company prior to his retirement date, but will not participate in any future compensation plans.  All outstanding Stock Options and Performance Units awarded under the Long-Term Incentive Plan are vested.  He is fully vested in all company matching contributions in his Savings Investment Plan and the Supplement Savings Investment Plan, in the Salary Deferral Plan, the Capital Accumulation Plan and the 1968 Incentive Compensation Plan.  As a retiree he will receive retiree life and medical coverage.  He will not receive any additional retiree benefits outside the company’s normal plans.  In addition, Mr. Fisher’s change in control agreement with the Company described in the Proxy Statement will terminate upon his retirement.

          In connection with his promotion to Chief Executive Officer of the Company, Mr. Strobel’s base salary will increase to $600,000, his annual target incentive will increase to 75% of base salary and his Long-Term Incentive program target will increase to 150% of base salary.  As part of the Company’s 2005 Long-Term Incentive program he was awarded 77,500 stock options and 450,000 performance units.  He continues to be eligible to participate in the company’s benefit plans commensurate with his service period all as described in the Proxy Statement filed by the Company on March 11, 2005.

          The Proxy Statement includes both a proxy card and an admission ticket to the annual meeting scheduled for April 21, 2005.  We look forward to seeing you at the meeting or receiving your completed proxy card.

Sincerely,

/s/ PAUL C. GRACEY, JR.

Paul C. Gracey, Jr.
Vice President, General Counsel
and Secretary